Exhibit 99.1
NEWS RELEASE
Basic Earth Reports Christmas Meadows Update
Denver, Colorado, February 26, 2007 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported that, Double Eagle Petroleum Company (DBLE), its partner in the Table Top Unit #1 well at the Christmas Meadows Prospect, has reached a total depth of 15,760 feet. While the structural position and seismic lines that have been shot appear to support the existence of a large anticline, the Table Top Unit #1 well did not find reservoir rocks with sufficient permeability in the Cretaceous formation. The dip meter data and drift while drilling suggest that the crest of the anticline is about one-half mile to the southeast. As such, the well will be plugged back to the base of the 9-5/8” casing at a depth of 11,393 feet. Double Eagle will then contract for a larger drilling rig and continue down to test the Nugget sandstones at approximately 18,000 feet. Taking the well to this depth will increase the cost of the well by an estimated $2.5 to $3 million. Basic has a 2% working interest in this well.
“The plan is to rework the seismic with the known velocities that we penetrated in the Table Top Unit #1 well and attempt to steer the well to the crest of the anticline at the Nugget depth,” commented Ray Singleton, President of Basic. “We will also consider the possibility of drilling further to test the Madison carbonates at a depth of approximately 23,000 feet. Having met the obligation for the Unit test, the 41,000 acres of leases will have at least two years of term remaining. A new Federal Exploratory Unit will be formed to test these deeper objectives.”
While it goes without saying that we still have high hopes for this well, our main focus and efforts continue to be in our core areas in the Williston Basin and, more specifically, our Banks Project,” added Mr. Singleton.
Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston Basin, the Denver-Julesburg Basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC. Basic’s web site is at www.basicearth.net where additional information about the Company can be accessed.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” “may,” “will,” “anticipate,” “estimate,” “consider,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Report on Form 10-QSB for the quarters ending June 30, September 30 and December 31, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.